Second Amendment

to

Board of Directors Services Agreement

This Second Amendment to Board of Directors Services Agreement (this “Amendment”) is entered into as of the latest date set forth below, between VBI Vaccines Inc., a corporation organized under the laws of British Columbia, Canada (the “Company”), parent of VBI Vaccines (Delaware) Inc. (f/k/a Paulson Capital (Delaware) Corp. and VBI Vaccines Inc.), a Delaware corporation (“VBI DE”) following VBI DE’s merger with a wholly owned subsidiary of the Company and the Company’s subsequent name change, and Steven Gillis, an individual (“Director”). All capitalized terms not otherwise defined herein shall have the meaning set forth for such term in the Agreement (as hereinafter defined).

WHEREAS, the Company and Director entered into that certain Paulson Capital (Delaware) Corp. Board of Directors Services Agreement, dated May 8, 2014, as subsequently amended (the “Original Agreement”); and

WHEREAS, in accordance with this Amendment, the Company and Director have agreed to amend the Original Agreement to provide appropriate provisions necessary for a Canadian company.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Director hereby agree as follows:

1.       Section 1(b) of the Original Agreement are hereby deleted and replaced in its entirety with the following paragraph:

(b)        Director understands that as a member of the Board of Directors he is bound by a fiduciary duty and a duty of care to the Company. As such, Director must act honestly and in good faith with a view to the best interests of the Company and exercise the care, diligence and skill that a reasonably prudent individual would exercise in comparable circumstances. Membership on the Board of Directors shall require adherence to board member conduct policies adopted by the Board of Directors and enforced equallyupon all directors.

2.        Section 12 of the Original Agreement are hereby deleted and replaced in its entirety with the following paragraph:

12. Requirements of Director. During the term of Director’s services to the Company hereunder, Director shall observe all applicable laws, rules and regulations relating to independent directors of a public company as promulgated from time to time, including acting in accordance with the Business Corporations Act (British Columbia) (the “BCBCA”) as set out in Section 1(b) of this Agreement, the regulations thereto, and the notice of articles and articles of the Company.

3.       Except as otherwise provided in this Amendment, all of the terms, covenants and conditions of the Original Agreement shall remain in full force and effect.

4.       All references to the term “Agreement” in the Original Agreement shall be deemed to refer to the Original Agreement, as modified by this Amendment.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized representative as of the date set forth below.

THE COMPANY:
VBI Vaccines Inc.

Date: 10/25/16	By:	/s/ Jeff Baxter
	Name:	Jeff Baxter
	Title:	President and Chief Executive Officer

DIRECTOR:

Date: October 16, 2016	/s/ Steven Gillis
Steven Gillis

2